Exhibit 99.1
Contact: J. Scott Kamsler Vice President and Chief Financial Officer Centillium Communications, Inc. (510) 771-3917 skamsler@centillium.com	Deborah Stapleton/Christina Carrabino Stapleton Communications (650) 470-0200 deb@stapleton.com christina@stapleton.com

CENTILLIUM COMMUNICATIONS ANNOUNCES
FOURTH QUARTER AND 2004 FINANCIAL RESULTS

FREMONT, Calif., Feb. 2, 2005 - Centillium Communications, Inc. (NASDAQ: CTLM), a leading provider of broadband access solutions, today announced financial results for the fourth quarter and year ended Dec. 31, 2004.

Revenues in the fourth quarter were $16.4 million, compared with revenues of $20.4 million in the third quarter of 2004. The net loss in the fourth quarter of 2004 was $11.8 million, or a net loss of $0.30 per share, compared with a net loss of $7.6 million, or a net loss of $0.20 per share, in the third quarter of 2004. The fourth quarter net loss includes $1.3 million in costs related to a workforce reduction and $1.4 million in costs for early termination of a license for software development tools.

For the year ended Dec. 31, 2004, revenues were $71.2 million, compared with $125.0 million in 2003. The net loss in 2004 was $43.1 million, or a net loss of $1.13 per share, compared with a net loss of $13.4 million, or a net loss of $0.37 per share in the prior year.

"Centillium is firmly committed to reaching profitability, and we have taken concrete steps to achieve this objective," said Faraj Aalaei, co-founder and CEO of Centillium. "During the third and fourth quarters of 2004, we implemented programs to better focus the company on high-growth product and market opportunities, reduce expenses and increase our return on investment. As a result, we expect operating expenses to decrease to between $15.0 million and $15.5 million in the first quarter of 2005 from $20.0 million in the first quarter of 2004. This represents a savings of $4.5 million to $5.0 million in the first quarter, or $18.0 million to $20.0 million on an annualized basis," he said.

"We continued to diversify our business within broadband access to other technologies and geographies in 2004," said Aalaei. "In 2005, we will focus on growing our DSL business outside of Japan and on further growth opportunities in our Optical and VoIP businesses.

"During the fourth quarter, revenues from the non-Japanese side of our DSL business increased compared with the prior quarter. We continue to see interest from service providers worldwide for our ADSL2+ technology, and we are making solid progress in China, Taiwan, Korea and Europe," said Aalaei.

"In our Optical business, we continued to make progress in the growing Fiber-to-the-Premises (FTTP) market with increased customer traction. We believe that we are the only vendor offering a full line of end-to-end Gigabit Ethernet Passive Optical Networks (GEPON) solutions, and we intend to become one of the major players in the GEPON market," said Aalaei.

At the January Consumer Electronics Show, Uniden America Corporation unveiled its new 5.8GHz digital expandable corded/cordless phone with built-in VoIP capability, powered by Centillium's Voice Services Platform (VSP). In the third quarter, Centillium and Uniden announced a strategic relationship for the development and delivery of consumer and small-office/home-office VoIP products, powered by Centillium's VSP and developed in partnership with AT&T. In addition, Centillium's VSP was selected Internet Telephony magazine's Product-of-the-Year for 2004.

A conference call discussing the fourth quarter and 2004 financial results will follow this release at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the call, please dial (312) 470-0008, pass code: Centillium. A replay will be made available approximately one hour after the conclusion of the call and will remain available for approximately two weeks. To access the replay, dial (203) 369-0797. The conference call will also be webcast over the Internet; visit the Investor Relations section of the Centillium Communications website at www.centillium.com to access the call from the website. This webcast will be recorded and available for replay on the Centillium website approximately two hours after the conclusion of the conference call for approximately two weeks.

About Centillium Communications

Centillium Communications, Inc. is a leading provider of broadband access solutions with innovative systems-level products for the consumer, enterprise and service provider markets. The company's high-performance and cost-effective infrastructure and service enabler products give its customers the winning edge in broadband access. Centillium Communications' products include digital and mixed-signal integrated circuits and related hardware and software applications for Digital Subscriber Line (DSL) and Optical Networking equipment deployed in central offices and customer premises and Voice-over-Internet Protocol (VoIP) products for carrier- and enterprise-class gateways and consumer telephony. The Centillium Communications headquarters are located at 215 Fourier Avenue, Fremont, CA 94539. Additional information is available at www.centillium.com.

Forward Looking Statements

Except for statements of historical fact, this press release includes statements that are forward-looking statements within the meaning of U.S. Federal securities laws. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including without limitation the risks and uncertainties relating to the rate and breadth of deployment of broadband access in general, especially DSL, Fiber-to-the-Premises and VoIP technologies, and Centillium's technology solutions in particular; the successful development and market acceptance of Centillium's new products and technology; Centillium's dependence on a few significant customers for a substantial portion of its revenue; Centillium's ability to continue and expand on its relationships with new customers; the timing, rescheduling or cancellation of significant customer orders and Centillium's ability, as well as the ability of its customers, to manage inventory; Centillium's ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a cost-effective and timely manner; competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of Centillium's products; the timing of customer-industry qualification and certification of Centillium's products and the risks of non-qualification or non-certification; Centillium's ability to timely and accurately predict market requirements and evolving industry standards and to identify opportunities in new markets; changes in Centillium's product or customer mix; the satisfactory completion of the audits of Centillium's financial statements and systems of internal control; intellectual property disputes and customer indemnification claims and other types of litigation risk; the effectiveness of Centillium's expense and product cost control and reduction efforts; and Centillium's ability to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel.  Centillium undertakes no obligation to update forward-looking statements for any reason.  Information about potential factors that could affect Centillium's financial results is included in Centillium's Annual Report on Form 10-K and in other documents on file with the Securities and Exchange Commission.

Centillium Communications and the Centillium Logo are trademarks of
Centillium Communications, Inc. in the United States and certain other countries.
All rights reserved.

- Summary Financial Data Attached -

Centillium Communications, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

                                                           Three Months Ended                 Twelve Months Ended
                                                 ----------------------------------------  --------------------------
                                                 December 31,  September 30, December 31,  December 31,  December 31,
                                                     2004          2004          2003          2004          2003
                                                 ------------  ------------  ------------  ------------  ------------
Net revenues                                    $     16,412  $     20,368  $     25,721  $     71,151  $    124,976
Cost of revenues                                       8,500        10,281        18,301        37,679        71,153
                                                 ------------  ------------  ------------  ------------  ------------
Gross profit                                           7,912        10,087         7,420        33,472        53,823
  Gross profit margin                                   48.2%         49.5%         28.8%         47.0%         43.1%

Operating expenses:
  Research and development                            13,963        11,958        12,166        53,743        46,162
  Sales and marketing                                  3,480         3,292         3,287        13,360        12,142
  General and administrative                           2,452         2,632         2,416        10,346         9,734
  Amortization of other
    acquisition-related intangibles                       --            --            --            --            83
                                                 ------------  ------------  ------------  ------------  ------------
Total operating expenses                              19,895        17,882        17,869        77,449        68,121
                                                 ------------  ------------  ------------  ------------  ------------
Operating loss                                       (11,983)       (7,795)      (10,449)      (43,977)      (14,298)

Interest income, net                                     279           219           222         1,070         1,072
                                                 ------------  ------------  ------------  ------------  ------------
Loss before provision for income taxes               (11,704)       (7,576)      (10,227)      (42,907)      (13,226)

Provision for income taxes                                46            37            43           155           133
                                                 ------------  ------------  ------------  ------------  ------------
Net loss                                        $    (11,750) $     (7,613) $    (10,270) $    (43,062) $    (13,359)
                                                 ============  ============  ============  ============  ============

Basic and diluted loss per share                $      (0.30) $      (0.20) $      (0.27) $      (1.13) $      (0.37)
                                                 ============  ============  ============  ============  ============

Common shares outstanding                             38,543        38,340        37,704        38,210        36,433
                                                 ============  ============  ============  ============  ============

Common shares outstanding - assuming dilution         38,543        38,340        37,704        38,210        36,433
                                                 ============  ============  ============  ============  ============

Note: Results for the three months ended December 31, 2004, September 30, 2004 and December 31, 2003 include expenses of $47,000, $48,000 and $367,000, respectively, for stock based compensation. Results for the twelve months ended December 31, 2004 and 2003 include expenses of $289,000 and $1,426,000, respectively, for stock based compensation.

Centillium Communications, Inc.
Consolidated Summary Financial Data - Unaudited
(In thousands)

                                                            December 31,   December 31,
                                                               2004           2003
                                                           -------------  -------------
Balance Sheet Data:
 Cash, cash equivalents and short-term investments        $      62,191  $      89,626
 Accounts receivable, net                                         5,348         12,476
 Inventories                                                      6,100         11,908
 Other assets                                                     8,306         11,614
                                                           -------------  -------------
 Total assets                                             $      81,945  $     125,624
                                                           =============  =============

 Accounts payable                                         $       5,599  $       7,434
 Accruals and other current liabilities                          20,150         22,010
 Long-term liabilities                                              864            143
                                                           -------------  -------------
 Total liabilities                                               26,613         29,587

 Total stockholders' equity                                      55,332         96,037
                                                           -------------  -------------
 Total liabilities and stockholders' equity               $      81,945  $     125,624
                                                           =============  =============